      Exhibit A-3

National Grid Group
30 September 2000
Rule 24 Capitalisation Table

     National Grid     National Grid     National Grid (US)     National
Grid     National Grid     National Grid     National Grid
     Group plc     Holdings Limited     Holdings Limited     (US)
Investments     (Ireland) 1 Limited     (Ireland) 2 Limited     General
Partnership
     $'m     %     $'m     %     $'m     %     $'m     %     $'m     %
$'m     %     $'m     %

Common Stock
Holders' Funds     2,549.0      33.5      9,461.2      53.4      (10.2)
(0.3)     (101.7)     (2.5)     1,089.1      26.9      3,099.2      100.0
1,689.9      38.7

Preferred Stock
Holders' Funds      -       -      8.7      0.0       -       -      35.5
0.9      2,960.3      73.1       -       -       -       -

Short - term debt     3,283.6      43.1      8,251.7      46.6
4,073.8      100.3      4,120.4      101.6       -       -      0.1
0.0       -       -

Long  - term debt     1,785.2      23.4       -       -       -       -
-       -       -       -       -       -      2,680.0      61.3


Total capitalization     7,617.8      100.0      17,721.6      100.0
4,063.6      100.0      4,054.2      100.0      4,049.4      100.0
3,099.3      100.0      4,369.9      100.0

Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

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